Soltera Mining Corp. – GTS Agreement

AGREEMENT

RELATING TO THE SHARE CAPITAL INCREASE OF

SOLTERA MINING CORP.

AND AFFILIATED COMPANIES

SOLTERA MINING CORP.

GTS Gold Trading Services DMCC

(each a ”Party” and collectively the ”Parties”)

BACKGROUND
Objective

It is the intention and objective of both SOLTERA MINING CORP (“Soltera”) and the GTS Gold Trading Service DMCC or a legal entity or natural person to be determined by the CEO of GTS Gold Trading Service DMCC in the future following the signing and the activation of the present agreement (“GTS”) to cooperate in the re-start of the exploration, resources definition and subsequent exploitation operation for the Soltera El Torno project in Argentina (“Exploration”) and to cooperate in the research and acquisition of at least two new exploration/mining licenses in other parts of the world in order to broaden Soltera’s asset base.

GTS intends to recapitalize Soltera with up to USD21.363.636,36  paid in tranches to achieve the following:

1.

Restart exploration on the El Torno property with drilling and metallurgical test work. $600k

2.

Complete Soltera’s regulatory SEC filings. $200k

3.

Commission a NI 43-101 report on the El Torno project using an internationally reputed consultancy company. $100k

4.

Acquire the El Torno mineral licence. $2,750k

5.

Complete development test work and start exploitation of surface mineralized areas on the El Torno Property. $1.000 to $8.000k.

6.

Start researching and examining new prospects and mining licenses in other part of the world to spread Soltera’s asset base. $200k

7.

Acquire and commence development of new prospects and  mining licenses. $4,000k

The purpose of this Indicative Transaction Outline Term Sheet is to summarize the envisaged method of cooperation in restructuring the activities of Soltera.

The current ownership structure of Soltera is known to the Parties.

Soltera Mining Corp. – GTS Agreement

EL TORNO PROJECT EXPLORATION
Objective

•

Commence drilling surface gold mineralization at El Torno  to determine the most economically effective mining methods, and perform metallurgical tests to optimize methods of gold recovery.

•

Funding requirement USD600k.

The El Torno property has been sampled with more than 10,000 trench samples which have shown gold to be concentrated in particular areas.  These surface concentrations require drilling to determine the extent and distribution of gold at depth.  Metallurgical tests are necessary to determine the most effective and economic methods of gold recovery.

Funding will be required in two tranches; $500,000 by the 15th April 2014 in order to commit and fund the drills, followed by $100,000 by 30 April for the metallurgical tests.

SOLTERA FILING
Objective

•

To return Soltera to the NASDAQ Bulletin Board and prepare the way for listing on a major exchange.

•

Funding requirement USD200k.

Soltera was reduced to the NASDAQ Pink sheets in October 2008 because the company accounts were filed late for three successive quarters due to administrative problems in Vancouver. A British Columbian Cease Trade Order was put in place in 2009 for the same reasons following the N.I 51.101 rules.

Soltera wishes to return to the Bulletin Board at the earliest possible time and then move to list on a more substantial stock market such as Toronto or AIM (London).  The initial requirement is to file all outstanding accounts with the SEC. Soltera has already filed the audited accounts for 2009, 2010, 2011 and 2012, but has still to file the 2013 accounts although these are almost ready, as are the first quarter accounts for 2014.

The funding requirement of USD200k is required in order to cover the costs of accountants, auditors, lawyers and SEC fees, and also repay some advances made by the management to keep the company operating.

Soltera Mining Corp. – GTS Agreement

N.I 43-101 REPORT
Objective

•

Obtain an independent and certified evaluation of the El Torno Project that, assuming positive results, will facilitate additional fund raising.

•

Funding requirement USD100k.

Six potential open pit target areas have been identified by Soltera’s geochemical/geophysical surveys and trench sampling. Following the drilling of these targets, it will be important to get a certified report that will show all investors the potential of the El Torno project.

LICENCE PAYMENTS
Objective

•

To maintain the licence rental/purchase option agreement over El Torno for the next year.

•

Funding requirement USD2750k.

Soltera has an option agreement with the mineral title holder over 78 km2 of the El Torno area which requires annual rental payments.  These annual payments will be subtracted from any final purchase payment should Soltera wish to buy-out the title owner.

The required payment for the next year was USD500K payable on 30th December 2013, but negotiation with the titleholder allow now to do a first payment of US$100,000 by the 20th  February 2014 and the next payment of US$500,000 will be due by the 30 June 2014.

CONCLUSIONS

The exploration for major deposits and developing small-scale gold production on the first studied anomaly can be carried out at the same time over a period of 18-24 months if funding is made available.

Furthermore, the company will search for new mining prospect to secure and will be preparing to list on a major exchange and have no debts or immediate licence payments.

The payment schedule required is essentially US$110k by 20th February, US$600,000 by 15 April, US$190,000 by 30 April, for a total of US$900,000 that GTS undertake to invest in Soltera by the 30 June 2014 and following the needs as described upon.

Shareholders’ Value	The Parties will seek to increase and realize the shareholder value of Soltera.

Soltera Mining Corp. – GTS Agreement

CORPORATE FINANCE PROPOSAL
Capital Increase

The Parties agree to a US$5,000,000 capital increase at a share issue price of 11 US$c/share to be paid up as follows:

1.

US$100k by 20th February for the payment of the acquisition option following the agreement with the current owner

2.

US$600k by the 15 April for ramping up the drill and for the administrative expenses

3.

US$200k by 30th April for metallurgical test and administrative expenses. The first tranche of US$1,000k is mandatory for GTS in the signing of this agreement as is delivering the first tranche of USD110k by February 16th 2014,  and the signing of this agreement gives GTS the exclusive right to approve any other private placement for Soltera Mining Corp by the 30 June 2014. GTS agree to allow, since now, a private placement if done by Swiss Merchant Investment S.A or by a company of his choice that can also deliver partially the first tranche of US$110k.  After the first wire will follow the anti-money laundering documentation and the proof of funds for the first US$1,000k.

It is stated since now that the first payment of US$110k to activate the contract for GTS, will be done by the company Swiss Venture Holding Group SA, Vicolo Concordia 1, 6932 Lugano-Breganzona, CH Switzerland, on behalf of GTS Gold Trading Services DMCC Dubai.

4.

US$500k by 30 June for the payment of the acquisition option and for administrative expenses.

5.

US$ 600k to search and secure new mining prospect to split the country risk by the 30 November 2014.

6.

US$1,000k for start the gold exploitation operation in case of positive result of the drill and metallurgical tests or to follow the exploration on the main target by 20 December 2014.

7.

US$2,000k for the payment of the acquisition option and for administrative expenses,  to search and secure new mining prospects to broaden Soltera’s asset base, to start the gold exploitation operation in case of positive results from the drill and metallurgical tests, to continue exploration on the main target and to cover option payments on the El Torno project to 30 February 2016.

Should revenue become available from the gold operation, it may be used to fund the rental/purchase payment, exploration expenses and miscellaneous expenses.

Soltera Mining Corp. – GTS Agreement

Subsequent Capital increase

Each share issued in the first tranche of US$5.000k will provide GTS with one warrant to subscribe two shares at a price of 18 US$ cents per share.  The warrants will be exercisable up to 2 years from completion of each tranche of the capital increase until the amount of US$16.363.636,36.

From the date of the start of the capital increase up to US$5 millions GTS will be granted representation on the Board of Directors of Soltera with one director and it is mandatory to call immediately the shareholder meeting to appoint the new board of directors.

Prior Understanding

This Term Sheet and related transaction documents supersede all prior understandings and agreements, whether written or oral, and constitute the entire agreement between the Parties hereto relating to the transactions provided for herein.

Reservations

This Agreement is construed as a firm engagement of a Party to the respective other Party.

Each of the transactions contemplated herein is subject to the compliance with any applicable law, rule and regulation, including the rules and regulations of any competent authority and/or stock exchange.

The illegality, invalidity and non-enforceable provision of this document under the laws of any jurisdiction shall not affect its illegality, validity or enforceability under the law of any other jurisdiction or provision.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

TIME LINE

Upon signing this Agreement, and after the approval by the Soltera Board of Directors, the Parties agree to a payment of US$110,000 in order to pay the acquisition option and related expenses. That payment has to be done jointly with the Swiss Merchant Investment S.A by February 16th, 2014 to activate and confirm the present agreement. If the agreement will not be agreed by the Board of Soltera and if any payment will not be done by GTS by the 16 February, this contract will not be activated for GTS and then not valid at all for GTS. The parties agree that the present number of shares to which Soltera is authorized to issue will not be sufficient for both companies, GTS and Swiss Merchant Investment S.A, but agree to ask to the competent authorities to can issue a new stock of shares

Soltera Mining Corp. – GTS Agreement

BINDING CLAUSES
The following clauses are contractual and binding upon the Parties:
Applicable Law	This Transaction Outline Term Sheet is governed exclusively by Swiss law. Place of venue is Lugano.

Soltera Mining Corp. – GTS Agreement

We hereby acknowledge the terms and conditions outlined in the above Agreement.

Cagliari the 7th February 2014

Ouagadougu 7th Feb 2014

Soltera Mining Corp

GTS Gold Trading Services DMCC

Fabio Montanari

Florindo Moresi

President

CEO

/s/ Fabio Montanari

           /s/ Florindo Moresi